Exhibit 99.1

                   NEWPARK COMMISSIONS INTERNAL INVESTIGATION

    METAIRIE, La., April 17 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced that, based on information that has come to its attention, the Audit Committee has commissioned an internal investigation regarding potential irregularities involving the processing and payment of invoices by Soloco Texas, LP, one of the Company's smaller subsidiaries, and other possible violations. It has not yet been determined whether all or any portion of these payments is recoverable.

    Effective immediately, and pending completion of the investigation, the CEO of the Company has placed on administrative leave the chairman and CEO of Newpark Environmental Water Services, LLC, one of the Company's operating divisions, as well as the Company's chief financial officer, and an officer of Soloco Texas, LP. No determination of the culpability, if any, of these individuals or any other employees of the Company has or will be made until the internal investigation is complete. Mr. Paul Howes, who was elected as the Company's chief executive officer on March 22, 2006, is managing the Company and overseeing its day-to-day operations.

    The Company's Audit Committee has engaged the Jones Walker law firm of New Orleans as special investigation counsel.

    Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.

SOURCE  Newpark Resources, Inc.
    -0-                             04/17/2006
    /CONTACT: Eric M. Wingerter, V.P. and Corporate Controller for Newpark Resources, Inc., +1-504-838-8222/
    /Web site:  http://www.newpark.com /
    (NR)